Exhibit 99.1

LIBERTY MEDIA CORPORATION ANNOUNCES PARTIAL UNWIND OF DIRECTV
EQUITY COLLAR ARRANGEMENT

Englewood, Colorado, November 25, 2008 - Liberty Media Corporation (“Liberty”) (NASDAQ: LMDIA, LMDIB) today announced that it has chosen to unwind 50% of the first tranche of a DIRECTV equity collar it entered into in April 2008.  The previously disclosed equity collar consists of a series of puts and calls in tranches with a range of maturities.  The first tranche expires in 2009 and originally had 22.5 million DIRECTV shares underlying it.  As a result of the partial unwind, this tranche now has 11.25 million DIRECTV shares underlying it.  As part of this transaction, Liberty repaid the portion of a loan associated with the equity collar arrangement using funds drawn down on the remaining capacity of that loan and proceeds generated from the partial collar unwind.  98.75 million DIRECTV shares now underlie the collar and total borrowings against the collar arrangement are approximately $1.96 billion. Liberty had a net cash outflow of $1.8 million as a result of the partial collar unwind and loan repayment.  Liberty’s ownership interest in DIRECTV was not impacted by this transaction.

The collar and loan are attributed to the Liberty Entertainment tracking stock group.

About Liberty Media Corporation

Liberty Media Corporation owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (Nasdaq: LINTA), which includes Liberty’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Entertainment group (Nasdaq: LMDIA), which includes Liberty’s interests in The DIRECTV Group, Inc., Starz Entertainment, FUN Technologies, Inc., GSN, LLC, WildBlue Communications, Inc., and Liberty Sports Holdings LLC, and (3) the Liberty Capital group (Nasdaq: LCAPA), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Entertainment group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., and minority equity investments in Time Warner Inc. and Sprint Nextel Corporation.

Contact:	Courtnee Ulrich
(720) 875-5420